EXHIBIT 10.7

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of April 16, 2014 by and among Farmland Partners Inc., a Maryland corporation (the “REIT”), Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Partnership”) and the persons set forth on Schedule 1 hereof (each, a “Protected Partner” and collectively, the “Protected Partners”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 24, 2014, by and among Pittman Hough Farms, LLC, a Colorado limited liability company, FP Land LLC, a Delaware limited liability company, the REIT and the Partnership, FP Land LLC merged with and into the Partnership, with the Partnership surviving (the “Merger”), and in connection therewith, Pittman Hough Farms LLC received OP Units (the receipt of such OP Units, together with the Merger, the “Transaction”);

WHEREAS, FP Land LLC is a wholly owned subsidiary, and disregarded entity, of Pittman Hough Farms LLC, and the parties hereto intend, for U.S. federal income tax purposes, to treat the Transaction as a transfer of assets by Pittman Hough Farms LLC to the Partnership in exchange for OP Units under Section 721 of the Code; and

WHEREAS, in connection with the Transaction, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable as a result of certain actions taken by the Partnership regarding the disposition of certain of the assets of the Partnership and certain indebtedness of the Partnership, its partners and its Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined above).

“Agreement” has the meaning set forth in the recitals.

“Cash Consideration” has the meaning set forth in Section 2.4(ii).

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Deficit Restoration Obligation” or “DRO” means a written obligation by a Protected Partner to become a “DRO Partner” as defined in the Partnership Agreement.

“DRO Amounts” has the meaning set forth in Section 3.8.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loan existing, incurred or assumed by the Partnership or any of its Subsidiaries that is guaranteed in whole or in part by Partner Guarantors at any time on or after the Closing Date pursuant to Article III hereof.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth on Schedule 3.1 hereto next to such Protected Partner’s name, as amended from time to time.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“OP Units” means units of limited partnership interest of the Partnership owned by the Protected Partners, as described in the Partnership Agreement, and any other partnership interest into which such OP Units may be converted.

“Partner Guarantor” means a Protected Partner who has guaranteed any portion of a Guaranteed Debt.  The Partner Guarantors’ dollar amount shares of the Guaranteed Amounts with respect to any Guaranteed Debt shall be as set forth on Schedule 3.3 hereto, as amended from time to time.

“Partnership” means Farmland Partners Operating Partnership, LP, a Delaware limited partnership.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 16, 2014, and as the same may be further amended in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.4(ii).

“Proceeding” has the meaning set forth in Section 7.1.

“Proposed Regulations” has the meaning set forth in Section 3.10(i).

“Protected Gain” shall mean the gain that would be recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of a Protected Property in a fully taxable transaction pursuant to which an amount of consideration equal to the Section 704(c) Value of such Protected Property, as set forth in Schedule 2.1 hereto, was received.  For purposes of calculating the amount of Section 704(c) gain allocable to a Protected Partner, any “reverse Section 704(c) gain” allocable to such Partner pursuant to Treasury Regulations Section 1.704-3(a)(6) shall not be taken into account unless, as a result of adjustments to the Carrying Value (as defined in the Partnership Agreement) of any Protected Property pursuant to Exhibit B of the Partnership Agreement, all or a portion of the gain recognized by the Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, in which case such gain shall continue to be treated as Section 704(c) gain.

“Protected Partner” means (i) any person set forth on Schedule 1 hereto as a “Protected Partner” and (ii) any person who acquires OP Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for U.S. federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such OP Units.

“Protected Property” means: (i) each of the properties identified as a Protected Property on Schedule 2 hereto; (ii) a direct or indirect interest owned by the Partnership in any Subsidiary that owns an interest in a Protected Property, if the disposition of such interest would result in the recognition of Protected Gain with respect to a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Protected Property or interest therein.  For the avoidance of doubt, if any Protected Property is transferred to another entity in a transaction in which gain or loss is not recognized, and if the acquiring entity’s disposition of such Protected Property would cause a Protected Partner to recognize gain or loss as a result thereof, such Protected Property shall remain subject to this Agreement.

“Qualified Guarantee” has the meaning set forth in Section 3.3.

“Qualified Guarantee Indebtedness” has the meaning set forth in Section 3.3.

“REIT” means Farmland Partners Inc., a Maryland corporation.

“Section 704(c) Value” means the fair market value of a Protected Property as set forth next to such Protected Property on Schedule 2.1 and as determined pursuant to this Agreement.  The Partnership initially shall carry each Protected Property on its books at a value equal to the Section 704(c) Value of such Protected Property as set forth herein.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest.

“Successor Partnership” has the meaning set forth in Section 2.2.

“Tax Claim” has the meaning set forth in Section 7.1.

“Tax Protection Period” means (i) with respect to the obligations of the Partnership set forth in Article II hereof, (X) with respect to the Protected Properties listed as Schedule 2(i) Protected Properties on Schedule 2, the period commencing on the Closing Date and ending at 12:01 AM on the day after the five (5) year anniversary of the Closing Date, and (Y) with respect to the Protected Properties listed as Schedule 2(ii) Protected Properties on Schedule 2, the period commencing on the Closing Date and ending at 12:01 AM on the day after the seven (7) year anniversary of the Closing Date, and (ii) with respect to the obligations of the Partnership set forth in Article III hereof, the period commencing on the Closing Date and ending at 12:01 AM on the day after the seven (7) year anniversary of the Closing Date; provided, however, that with respect to a Protected Partner, the Tax Protection Periods shall terminate at such time as such

Protected Partner (or one or more successor Protected Partners) has disposed of fifty percent (50%) or more of the OP Units received, directly or indirectly, in the Transaction by such Protected Partner in one or more taxable transactions; provided, further, that the Tax Protection Periods will terminate for all Protected Partners upon the later of the death of Paul A. Pittman or his wife, Julie J. Levenson.

“Transaction” has the meaning set forth in the recitals.

ARTICLE II
RESTRICTIONS ON DISPOSITIONS OF
PROTECTED PROPERTIES

2.1                               General Prohibition on Disposition of Protected Properties.  The REIT and the Partnership agree, for the benefit of each Protected Partner and for the term of the applicable Tax Protection Period, not to directly or indirectly sell, exchange, transfer or otherwise dispose of a Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause a Protected Partner to recognize any Protected Gain.  Without limiting the foregoing, (i) any transaction or event that would cause a Protected Partner to recognize gain for U.S. federal income tax purposes with respect to any Protected Property or any direct or indirect interest therein will be treated as a disposition of a Protected Property, and (ii) a disposition shall include any transfer, voluntary or involuntary, in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.  In addition, with respect to the Protected Properties listed as Schedule 2(ii) Protected Properties on Schedule 2 hereto, after the expiration of the Tax Protection Period applicable to such Protected Properties, the REIT and the Partnership shall use their best efforts to continue to comply with the obligations of this Article II; provided, however, that with respect to a Protected Partner, such obligation to use best efforts shall terminate at such time as such Protected Partner (or one or more successor Protected Partners) has disposed of fifty percent (50%) or more of the OP Units received, directly or indirectly, in the Transaction by such Protected Partner in one or more taxable transactions; provided, further, that such obligation to use best efforts will terminate for all Protected Partners upon the later of the death of Paul A. Pittman or his wife, Julie J. Levenson.

2.2                               Exceptions Where No Gain Recognized.  Notwithstanding the restrictions set forth in Section 2.1, the Partnership may dispose of any Protected Property (or an interest therein) if and to the extent that such disposition qualifies as a like-kind exchange under Section 1031 of the Code, an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for U.S. federal income tax purposes (a “Successor Partnership”)) that does not result (in the year of such disposition or in a later year within the Tax Protection Period) in the recognition of any Protected Gain to a Protected Partner.  In further clarification thereof, in the case of a Section 1031 like-kind exchange, if such exchange is with a “related person” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related person of the Protected Property or any other transaction prior to the expiration of the two (2) year period following such exchange and within the Tax Protection Period that would cause

Section 1031(f)(1) of the Code to apply with respect to such Protected Property (including by reason of the application of Section 1031(f)(4) of the Code) and a result of which a Protected Partner recognizes Protected Gain shall be considered a violation of Section 2.1 by the Partnership.

2.3                               Dispositions of Encumbered Property.  In the event that, at the time of a disposition of a Protected Property described in Section 2.2, such Protected Property is secured, directly or indirectly, by indebtedness guaranteed by a Partner Guarantor (or for which a Protected Partner otherwise has personal liability) and the transferee is not a “pass-through” Subsidiary of the Partnership that both is one hundred percent (100%) owned, directly or indirectly, by the Partnership and is and will continue to be under the legal control of the Partnership, (a) in the Partnership’s sole discretion, either (I) such indebtedness shall be repaid in full or (II) the Partnership shall obtain from the lenders with respect to such indebtedness a full and complete release of liability for each of the Protected Partners that has guaranteed, or otherwise has liability for, such indebtedness and (b) if such indebtedness is a Guaranteed Debt and the Tax Protection Period with respect to Article III has not expired, the Partnership shall comply with its covenants set forth in Article III below with respect to such Guaranteed Debt and the Partner Guarantors that are considered to have liability for such Guaranteed Debt (determined under Section 3.5 by treating such events as a repayment of the Guaranteed Debt).

2.4                               Mergers.

(i)                                     For the avoidance of doubt, any merger or consolidation involving the Partnership or any Subsidiary, whether or not the Partnership or Subsidiary is the surviving entity in such merger or consolidation, that results in a Protected Partner recognizing part or all of the Protected Gain shall be deemed a disposition of the Protected Property subject to Section 2.1.

(ii)                                  Notwithstanding Section 2.4(i), Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of OP Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests (“Partnership Interest Consideration”) and the receipt of such partnership interests would not result in the recognition of gain for U.S. federal income tax purposes by the Protected Partner; (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his OP Units, an election to receive solely Partnership Interest Consideration would not adversely affect the Protected Partner (viewed objectively and relative to an election to receive Cash Consideration) and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive Cash Consideration.

ARTICLE III
ALLOCATION OF LIABILITIES; GUARANTEE OPPORTUNITY
AND DEFICIT RESTORATION OBLIGATIONS

3.1                               Maintenance of Indebtedness.

(i)                                     During the Tax Protection Period, the Partnership shall maintain an amount of indebtedness sufficient to allow each Protected Partner, after taking advantage of the provisions of this Article III, to be allocated Partnership liabilities for purposes of Section 752 of the Code, and to be “at risk” with respect to Partnership liabilities for purposes of Section 465 of the Code, in each case in an amount no less than such Protected Partner’s Minimum Liability Amount.

(ii)                                  During the Tax Protection Period, the Partnership shall use commercially reasonable efforts to maintain an amount of indebtedness treated as Nonrecourse Liabilities for purposes of Section 752 such that each Protected Partner shall be allocated Partnership liabilities under Treasury Regulations Section 1.752-3 in an amount no less than such Protected Partner’s Minimum Liability Amount.

(iii)                               After the expiration of the Tax Protection Period, the REIT and the Partnership shall use their best efforts to continue to comply with the obligations of this Article III and Section 6.1; provided, however, that with respect to a Protected Partner, such obligation to use best efforts shall terminate at such time as such Protected Partner (or one or more successor Protected Partners) has disposed of fifty percent (50%) or more of the OP Units received, directly or indirectly, in the Transaction by such Protected Partner in one or more taxable transactions; provided, further, that such obligation to use best efforts will terminate for all Protected Partners upon the later of the death of Paul A. Pittman or his wife, Julie J. Levenson.

3.2                               Minimum Liability Allocations.  During the Tax Protection Period, the Partnership will offer to each Protected Partner, at the Protected Partner’s option, the opportunity (i) to enter into a “bottom dollar guarantee” (whether individually or as part of a group of partners) of indebtedness of the Partnership or a wholly-owned “pass-through” Subsidiary of the Partnership or (ii) in the event the Partnership has sufficient recourse debt outstanding, to enter into a DRO, in such amount or amounts so as to cause the amount of Partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of Partnership liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount.  In order to minimize the need for Protected Partners to enter into guarantees or DROs, the Partnership will use the optional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by any property acquired by the Partnership pursuant to the Transaction to and for the benefit of the Protected Partners to the extent that the “built-in gain” allocable to the Protected Partner under Section 704(c) of the Code with respect to such property exceeds the amount of the Nonrecourse Liabilities considered secured by such property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2).  A bottom dollar guarantee or a DRO entered into by a Protected Partner pursuant to this Section 3.2 shall, for purposes of this Agreement, be presumed to cause a Protected Partner to be allocated an amount of liabilities equal to such Protected Partner’s Guaranteed Amounts of Guaranteed Debt or such Protected Partner’s DRO Amount, as applicable, for purposes of Sections 465 and 752 of the Code.

3.3                               Qualified Guarantee Indebtedness and Qualified Guarantee; Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt.  In order for an offer by the Partnership of an opportunity to guarantee indebtedness to satisfy the requirements of Section 3.2: (1) the indebtedness to be guaranteed also must satisfy conditions (i) through (vi) set forth in this Section 3.3 (indebtedness satisfying all such conditions is referred to as “Qualified Guarantee Indebtedness”); (2) the guarantee by the Partner Guarantors must be pursuant to a Guarantee Agreement substantially in the form attached hereto as Schedule 3.7 or containing substantially similar terms and conditions if the lender of the indebtedness to be guaranteed requires use of its form guarantee agreement that satisfies the conditions set forth in Sections 3.3(i) and (iii) below (a “Qualified Guarantee”); (3) the amount of indebtedness offered to be guaranteed by the Partner Guarantor, if pursuant to Section 3.5, must not exceed the portion of the Guaranteed Amount for which a replacement guarantee is being offered; and (4) the indebtedness to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis of the interests of partners in the Partnership in their OP Units.  If, and to the extent that, a Protected Partner elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Article III, such indebtedness thereafter shall be considered a Guaranteed Debt of the Partnership and subject to all of this Article III.

The conditions that must be satisfied at all times with respect to any Guaranteed Debt offered pursuant to this Article III hereof and the guarantees with respect thereto are as follows:

(i)                                     each such guarantee shall be a “bottom dollar guarantee” in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any bottom dollar guarantees permitted pursuant to this Article III) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article III are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article III are entered into with respect to such Guaranteed Debt and that comply with Section 3.6 below, but only to the extent that, in either case, such guarantees are bottom dollar guarantees with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;

(ii)                                  the Partnership reasonably believes the fair market value of the collateral (not including any guarantees) against which the lender has recourse pursuant to the Guaranteed Debt, determined as of the time the guarantee is entered into (an independent appraisal relied upon by the lender in making the loan will be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), is not less than 150% of the sum of (1) the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt, plus (2) the dollar amount of any other indebtedness that is senior to or pari passu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral of the Guaranteed Debt, plus (3) the aggregate amounts of any other guarantees that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article III are entered into with respect to such Guaranteed Debt and that comply with Section 3.3(v) below, but only to the extent that such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt;

(iii)                               (A) the executed guarantee must be executed by and delivered to the lender, (B) the Partnership shall have used commercially reasonably efforts to obtain an acknowledgement by the lender of the execution of the guarantee by the Partner Guarantor, and (C) the guarantee must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located;

(iv)                              as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulations Section 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b), with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article III;

(v)                                 the aggregate Guaranteed Amounts with respect to the Guaranteed Debt will not exceed 25% of the amount of the Guaranteed Debt outstanding at the time the guarantee is executed.  Except for guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners, at no time can there be guarantees with respect to the Guaranteed Debt that are provided by other persons that are pari passu with or at a lower level of risk than the guarantees provided by the Protected Partners.  If there are guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners that are pari passu with or at a lower level of risk than the guarantees provided by the Protected Partners, then the amount of Guaranteed Debt subject to such existing guarantees shall be added to the Guaranteed Amount for purposes of calculating the 25% limitation set forth in this Section 3.3(v); and

(vi)                              the obligor with respect to the Guaranteed Debt is the Partnership or a “pass-through” Subsidiary in which the Partnership owns, directly and indirectly, 100% of the economic interests and which is and will continue to be under the legal control of the Partnership.

The Partnership shall be deemed to satisfy the requirements of Sections 3.3(i), (ii) and (vi) if, in lieu of offering a bottom dollar guarantee of indebtedness secured by specific properties, it offers a bottom dollar guarantee (or an indemnity of an existing guarantor) of a general unsecured obligation of the Partnership which is recourse, without limitation, to all of the assets of the Partnership and is made by a third-party institutional lender with financial covenants that are standard for such a loan.

3.4                               Covenant With Respect to Guaranteed Debt Collateral.  The Partnership covenants with each Partner Guarantor with respect to any Guaranteed Debt that (A) it will comply with the requirements set forth in Section 2.3 upon any disposition of any collateral for a Guaranteed Debt, whether during or following the Tax Protection Period, and (B) it will not at any time, whether during or following the Tax Protection Period, pledge the collateral for a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the conditions in Section 3.3 would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (ii) the Partnership (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (B) if the Tax Protection Period has not expired, offers to each Partner Guarantor with respect to such original Guaranteed Debt, not less than 30 days prior to such pledge or disposition, the opportunity to enter into a Qualified Guarantee of other Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article III) or, in the event the Partnership has sufficient recourse indebtedness and the Protected Partner agrees in lieu of entering into a Qualified Guarantee of replacement indebtedness to enter into a DRO in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor.

3.5                               Repayment or Refinancing of Guaranteed Debt.  The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt or otherwise take any action that would result in a decrease in the amount of Partnership liabilities allocated to a Partner Guarantor, unless (i) after taking into account such repayment or other action, each Partner Guarantor would be entitled, pursuant to Section 752 of the Code and the Treasury Regulations thereunder, to include in its adjusted tax basis for its OP Units an amount of Partnership liabilities at least equal to its Minimum Liability Amount or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment, refinancing or other action, offers to the applicable Partner Guarantors at their election the opportunity either (A) to enter into a Qualified Guarantee with respect to other indebtedness of the Partnership or a wholly-owned “pass-through” Subsidiary of the Partnership or (B) in the event the Partnership has sufficient recourse debt outstanding and the Protected Partner agrees, in lieu of entering into a Qualified Guarantee pursuant to clause (A) above, to enter into a DRO, in either case in an amount sufficient so that, taking into account such guarantees of such other indebtedness or DROs and taking into account the presumption in the last sentence of Section 3.2, each such Partner Guarantor would be entitled, pursuant to Section 752 and the Treasury Regulations thereunder, to include in its adjusted tax basis for its OP Units an amount of Partnership liabilities equal to the Minimum Liability Amount for such Partner Guarantor.

3.6                               Limitation on Additional Guarantees with respect to Debt Secured by Collateral for Guaranteed Debt.  The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3.3(ii) and (v) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3.3(ii), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Guaranteed Amounts plus any other preexisting bottom dollar guarantees previously permitted pursuant to this Section 3.6 or Sections 3.4(i) and (ii) above, for purposes of making the computation provided for in Section 3.3(ii)), and (ii) such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its OP Units pursuant to Treasury Regulations Section 1.752-2.

3.7                               Presumption as to Schedule 3.7.  A guarantee in the form of the Guarantee Agreement attached hereto as Schedule 3.7 that is (A) properly executed by the Partner Guarantor and (B) delivered to the lender shall be conclusively presumed to satisfy the conditions set forth in Section 3.3(i) and 3.3(iii) and to have caused the Guaranteed Debt to be considered allocable to the Protected Partner who enters into such Guarantee Agreement pursuant to Treasury Regulations Section 1.752-2 so long as all of the following conditions are met with respect such Guaranteed Debt:

(i)                                     there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article III or that are otherwise permitted pursuant to 3.3(i) and (v));

(ii)                                  the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)                               no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.6;

(iv)                              the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulations Section 1.752-2 or any person that would be considered a “related person” as determined for purposes of Section 465 of the Code; and

(v)                                 none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulations Section 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person to be considered to bear the economic risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulations Section 1.752-2 or that would cause such person to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.

3.8                               Deficit Restoration Obligation.  In the event a Protected Partner has elected to enter into a DRO, the Partnership will maintain an amount of indebtedness of the Partnership that would be considered “recourse” indebtedness of the Partnership at least equal to the sum of the “DRO Amounts” (as defined in the Partnership Agreement) of all Protected Partners (plus, the DRO Amounts, if any, of other partners in the Partnership).  A DRO entered into by a Protected Partner pursuant to this Agreement shall be presumed, for purposes of this Agreement, to cause the Protected Partner to be allocated an amount of liabilities equal to the DRO Amount of such Protected Partner for purposes of Sections 465 and 752 of the Code provided that (1) the Partnership maintains an amount of debt that is considered “recourse” indebtedness (determined for purposes of Section 752 of the Code) equal to the aggregate DRO Amounts of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such DRO are met.

3.9                               Process.  Whenever the Partnership is required under this Article III to offer to a Protected Partner an opportunity to guarantee indebtedness or enter into a DRO, the Partnership shall be considered to have satisfied its obligation if the other conditions in this Article III are satisfied and, not less than thirty (30) days prior to the date that such guarantee or DRO would be required to be executed in order to satisfy this Article III, the Partnership sends by first class certified mail to the last known address of such Protected Partner (as reflected in the records of the Partnership) a guarantee agreement or, if such Protected Partner has agreed to enter into a DRO, a consent to DRO form to be executed, and a brief letter explaining the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article III, the circumstances giving rise to the offer, a brief summary of the terms of the indebtedness to be guaranteed (or, in the case of a DRO, the terms of the Partnership recourse debt), a brief description of the collateral for the indebtedness, a statement of the amount to be guaranteed (or DRO amount), the address to which the executed guarantee agreement (or consent to DRO form) must be sent and the date by which it must be received, and a statement to the effect that, if the Protected Partner fails to execute and return such guarantee agreement (or consent to DRO form) within the time period specified, the Protected Partner thereafter would lose its rights under this Article III with respect to the amount of debt that the Partnership is required to offer to be guaranteed (or that would be subject to the DRO) and depending upon the Protected Partner’s circumstances and other circumstances related to the Partnership, the Protected Partner could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred).  If a notice is properly sent in accordance with this procedure, the Partnership shall have no responsibility as a result of the failure of a Protected Partner either to receive such notice or to respond thereto within the specified time period.

3.10                        Change in Law.

(i)                                     Notwithstanding the foregoing, if, due to a change in law, a Protected Partner reasonably believes that such Protected Partner may no longer continue to be allocated such Protected Partner’s Guaranteed Amount of a Guaranteed Debt, such Protected Partner may request a modification of such Guarantee Agreement and the Partnership will use its commercially reasonable efforts to work with the lender with respect to such Guaranteed Debt to have the Guarantee Agreement amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Guaranteed Amount with respect to the Guaranteed Debt, or,  in the event the Partnership has sufficient recourse debt outstanding, such Protected Partner, at its option, shall be offered the opportunity to enter into a DRO in an amount equal to such Guaranteed Amount so that, assuming such DRO is effective under applicable law, the amount of Partnership liabilities allocated to such Protected Partner shall not decrease as a result of the change in law.  Furthermore, if, due to a change in law, a Protected Partner reasonably believes such Protected Partner may no longer continue to be allocated Partnership liabilities equal to such Protected Partner’s DRO Amount, such Protected Partner may request a modification of the terms of such DRO and the Partnership will use commercially reasonable efforts to modify such DRO in a manner that will permit such Protected Partner to be allocated Partnership liabilities in an amount equal to such Protected Partner’s DRO Amount.

(ii)                                  The Protected Partners acknowledge that the U.S. Department of Treasury has issued proposed Treasury Regulations (79 F.R. 4826 (Jan. 30, 2014)) addressing the allocation of partnership liabilities under Section 752 of the Code (the “Proposed Regulations”).  If the Proposed Regulations are finalized in their current form, a Protected Partner would not be allocated Partnership liabilities solely as a result of entering into a Qualified Guarantee.  For the avoidance of doubt, if the Proposed Regulations are finalized in their current form (or there is any other change in law), the Partnership shall have no liability to a Protected Partner hereunder by virtue of the Qualified Guarantee failing, in itself and as a result of finalization or other change, to provide the Protected Partner an allocation of Partnership liabilities, provided the Partnership has complied in full with the provisions of this Article III.

ARTICLE IV
REMEDIES FOR BREACH

4.1                               Monetary Damages.  In the event the Partnership or a Subsidiary breaches its obligations set forth in Article II or Article III with respect to a Protected Partner, the Protected Partner’s sole right shall be to receive from the Partnership, and the Partnership shall pay to the Protected Partner as damages, an amount equal to:

(i)                                     in the case of a violation of Article III, the aggregate federal, state and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred by the Protected Partner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner by reason of such breach; and

(ii)                                  in the case of a violation of Article II, the aggregate federal, state, and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred with respect to the Protected Gain incurred with respect to the Protected Property that is allocable to such Protected Partner under the Partnership Agreement;

plus, in either case, an additional amount so that, after the payment by such Protected Partner of all federal, state and local income taxes on amounts received pursuant to this Section 4.1

(including any tax liability incurred as a result of such Protected Partner’s receipt of such indemnity payment), such Protected Partner has received an amount equal to its total federal, state and local income tax liability incurred as a result of such breach.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner, (i) any deduction for state and local income taxes payable as a result thereof that is actually allowed shall be taken into account, and (ii) a Protected Partner’s tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s taxable income (taking into account the character of such income or gain) for the year with respect to which the taxes must be paid, and, except as described in clause (i), without regard to any deductions, losses or credits that may be available to such Protected Partner that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner to offset other income, gain or taxes of the Protected Partner, either in the current year, in earlier years, or in later years.

4.2                               Process for Determining Damages.  If the Partnership or a Subsidiary has breached or violated any of the covenants set forth in Article II or Article III (or a Protected Partner asserts that the Partnership or a Subsidiary has breached or violated any of the covenants set forth in Article II or Article III), the Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner under Section 4.1.  If any such disagreement cannot be resolved by the Partnership and such Protected Partner within (i) 60 days after the receipt of notice from the Partnership of such breach pursuant to Section 4.3, (ii) 60 days after the receipt of a notice from the Protected Partner that the Partnership or a Subsidiary has breached its obligations under this Agreement, which notice shall set forth the amount of income asserted to be recognized by the Protected Partner and the payment required to be made to such Protected Partner under Section 4.1 as a result of the breach, (iii) 10 days following the date that the Partnership notifies the Protected Partner of its intention to settle, compromise and/or concede any Tax Claim or Proceeding pursuant to Section 7.2, or (iv) 10 days following any final determination of any Tax Claim or Proceeding, the Partnership and the Protected Partner shall jointly retain a nationally recognized big four independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article II and Article III has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1).  All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article II and Article III and the amount of damages payable to the Protected Partner under Section 4.1 shall, subject to any subsequent Tax Claim or Proceeding, and subject to the last sentence of this Section 4.2, be final, conclusive and binding on the Partnership and the Protected Partner.  The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than 5% higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership, and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is less than 95% of the amount proposed by the Protected Partner to be owed to the Protected Partner prior to the submission of the matter to the Accounting Firm then all fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.  In the case of any Tax Claim or Proceeding that is resolved pursuant to a final determination or that is settled, compromised and/or conceded pursuant to Section 7.2, the amount of taxes due to the Internal Revenue Service or other taxing authority shall, to the extent that such taxes relate to matters covered in this Agreement, be presumed to be damages resulting from a breach of this Agreement, and the amount of any such damages shall be increased by any interest and penalties required to be paid by the Protected Partner with respect to such taxes (other than interest and penalties resulting from a failure of the Protected Partner to timely and properly file any tax return or to timely pay any tax, unless such failure resulted solely from the Protected Partner reporting and paying its taxes in a manner consistent with the Partnership) so that the amount of the damages under Section 4.1 shall not be less than the amount required to be paid to the Internal Revenue Service or other taxing authority that pertains to matters covered in this Agreement.

4.3                               Required Notices; Time for Payment.  In the event that there has been a breach of Article II or Article III, the Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach, along with a calculation of the amount of income to be recognized by any Protected Partner and the amount required to be paid to such Protected Partner under Section 4.1 by reason thereof, not later than 30 days following the date that the Partnership becomes aware that such transaction or event constitutes a breach of this Agreement.  All payments required to be made under Section 4.1 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the transaction or event giving rise to such payment took place; provided that if the Protected Partner is required to make estimated tax payments that are required to be calculated by reference to any income resulting from such transaction or event, the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment, and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax required to be paid by such Protected Partner with respect to such income at such time; provided further that any payment required to be made under Section 4.1 to any Protected Partner resulting from a Tax Claim or Proceeding shall be made on or before the date that the relevant taxes are required to be paid as a result of any final determination of such Tax Claim or Proceeding or any settlement, compromise and/or concession of such Tax Claim or Proceeding pursuant to Section 7.2.  In the event of a payment made after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made plus 10%, but not to exceed the maximum amount permitted by law.

ARTICLE V
SECTION 704(C) METHOD AND ALLOCATIONS

5.1                               Application of “Traditional Method.”  Notwithstanding any provision of the Partnership Agreement to the contrary, the Partnership shall use the “traditional method” under

Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to the Protected Properties.

ARTICLE VI
ALLOCATIONS OF LIABILITIES PURSUANT TO TREASURY REGULATIONS UNDER SECTION 752

6.1                               Allocation Methods to be Followed.  All tax returns prepared by the Partnership with respect to the Tax Protection Period that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall allocate such liabilities in a manner such that, to the greatest extent permitted under applicable law, each Protected Partner is allocated an amount of liabilities equal to or greater than its Minimum Liability Amount.

6.2                               Treatment of Farmland Partners OP GP, LLC.  For the avoidance of doubt, the REIT and the Partnership shall treat Farmland Partners OP GP, LLC, a Delaware limited liability company, as a “disregarded entity” having no “net value” for purposes of Treasury Regulations Section 1.752-2(k), and shall take (or refrain from taking) such actions as are necessary to continue such treatment, such that, as of the date of the Merger, the REIT shall not be treated as bearing the economic risk of loss for any of the liabilities of the Partnership for purposes of Treasury Regulation Section 1.752-2.

ARTICLE VII
TAX PROCEEDINGS

7.1                               Notice of Tax Audits.  If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to Taxes against any Protected Partner or the Partnership the calculation of which involves a matter covered in this Agreement or the income tax treatment of the Transaction (a “Tax Claim”), or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding involving the Protected Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect (adversely or otherwise) the Protected Partners (a “Proceeding”), then (i) in the case of a notification of a Tax Claim or Proceeding received by the REIT or the Partnership, the REIT or the Partnership, as applicable, shall promptly notify the Protected Partners of such Tax Claim or Proceeding, but in no event later than 20 business days after receipt of such notice, and (ii) in the case of a notification of a Tax Claim or Proceeding received by any Protected Partner, or any notice of any current or future audit, examination, investigation or other proceeding received by a Protected Partner that involves or could involve a matter covered in this Agreement or the income tax treatment of the Transaction, the Protected Partner shall promptly notify the Partnership of such Tax Claim, Proceeding, or other notice, but in no event later than 20 business days after receipt of such notice.

7.2                               Control of Tax Proceedings.  The Partnership shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that the Partnership shall keep the Protected Partners duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the Protected Partners; the Protected Partners shall have the right to participate in such Proceeding or

Tax Claim at their own expense; and the Partnership shall not settle, compromise and/or concede such Proceeding or Tax Claim without the prior written consent of the Protected Partners, which written consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE VIII
AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS; APPROVAL OF CERTAIN TRANSACTIONS

8.1                               Amendment.  This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by the REIT, as general partner of the Partnership, and each of the Protected Partners.

8.2                               Waiver.  Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article IV hereof.  Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE IX
MISCELLANEOUS

9.1                               Additional Actions and Documents.  Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.2                               Assignment.  No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.  Notwithstanding the foregoing and for the avoidance of doubt, in the event a Protected Partner transfers its OP Units in a transaction described in clause (ii) of the definition of “Protected Partner,” such transferee of such OP Units shall become a Protected Partner for purposes of this Agreement.

9.3                               Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not.  This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor (including a Successor Partnership), whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided, that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder.  The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake (directly or indirectly) a merger or consolidation involving the Partnership (or any Subsidiary) and a Successor Partnership, or any other transfer of all or substantially all of the assets of either the REIT or the Partnership (whether by merger, spin-off or transfer, including a transfer by a Subsidiary, or otherwise), unless the transferee has in writing acknowledged and agreed to be bound by this Agreement, provided, that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

9.4                               Captions.  The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.5                               Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)                                     if to the Partnership, or the REIT, to:

Farmland Partners Operating Partnership, LP
c/o Farmland Partners Inc.
8670 Wolff Court, Suite 240
Westminster, Colorado 80031

(ii)                                  if to a Protected Partner, to the address on file with the Partnership.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, or faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a facsimile) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.6                               Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

9.7                               Governing Law.  The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

9.8                               Consent to Jurisdiction; Enforceability.

(i)                                     This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware.  For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(ii)                                  Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.9                               Severability.  If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

9.10                        Costs of Disputes.  Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the REIT, the Partnership and each Protected Partner, have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized officers and representatives all as of the date first written above.

FARMLAND PARTNERS INC.,
a Maryland corporation

By:	/s/ Luca Fabbri
Name: Luca Fabbri
Title: Chief Financial Officer, Secretary and Treasurer

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By:	FARMLAND PARTNERS OP GP, LLC, its sole General Partner

By:	FARMLAND PARTNERS INC., its sole Member

By:	/s/ Luca Fabbri
Name: Luca Fabbri
Title: Chief Financial Officer, Secretary and Treasurer

PITTMAN HOUGH FARMS LLC, a Colorado limited liability company and the initial protected partner

By:	/s/ Paul A. Pittman
Name: Paul A. Pittman
Title: Manager

Signature Page to Tax Protection Agreement